Post-Qualification Offering Circular Amendment No. 1

File No. 024-10758

OFFERING CIRCULAR

530,000 Shares of Groundfloor Finance Inc. Common Stock

MAXIMUM OFFERING: $5,000,000

MAXIMUM BONUS SHARE VALUE: $300,000

MINIMUM OFFERING: $0

This Post-Qualification Offering Circular Amendment No. 1 (this “Offering Circular Amendment No. 1”) amends the offering circular of Groundfloor Finance Inc., dated February 9, 2018, as qualified on February 9, 2018, and as may be amended and supplemented from time to time (the “Offering Circular”), to add, update and/or replace information contained in the Offering Circular. Unless otherwise defined below, capitalized terms used herein shall have the same meanings as set forth in the Offering Circular. See “Incorporation by Reference of Offering Circular” below.

Groundfloor Finance Inc., a Georgia corporation, (the “Company” or “we”) is an online marketplace that provides real estate investment opportunities to the public. The proceeds of this offering will be used primarily to fund loans but also for general corporate purposes, including the cost of this offering.

The Company will offer and sell on a continuous basis, the Groundfloor Finance Inc. Common Stock (the “Groundfloor Common Stock”) described in the Offering Circular. The Offering Circular describes some of the general terms that may apply to the Groundfloor Common Stock and the general manner in which they may be offered and follows the Form 1-A disclosure format.

We are offering up to 500,000 shares of our Common Stock at $10 per share, with a minimum investment of $100, or 10 shares of Groundfloor Common Stock. We may issue up to 30,000 additional bonus shares of the Groundfloor Common Stock pursuant to the terms of the Groundfloor Bonus Share Program. We will not receive any compensation for any bonus shares issued and such bonus shares have an implied value of $10 per share. We expect to offer Common Stock in this offering until it raises the maximum amount being offered. Through this offering, we intend to offer and sell our Common Stock to accredited investors and non-accredited investors.

For more information on the Groundfloor Common Stock being offered, please see the sections entitled “Securities Being Offered” and “Plan of Distribution” beginning on pages 59 and 62 of the Offering Circular, respectively. The aggregate initial offering price of the Groundfloor Common Stock will not exceed $5,000,000 in any 12-month period, and there is no minimum offering amount. We will not execute sales of any securities under Regulation A that aggregate more than $50,000,000 in any twelve month period.

We intend to offer the Groundfloor Common Stock on a continuous basis directly through the Groundfloor website located at www.groundfloor.us. At the present time, we do not anticipate using any underwriters to offer our securities. This offering is being conducted on a “best-efforts” basis, which means the Company and its officers will use its commercially reasonable best efforts to offer to sell the Groundfloor Common Stock. Such officers will not receive any commission or any other remuneration for any sales of the Groundfloor Common Stock, and will rely on the broker-dealer safe harbor registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

Neither this Offering Circular Amendment No. 1 or the Offering Circular constitutes an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of the Groundfloor Common Stock in any states where such offer or solicitation would be unlawful, prior to registration or qualification under the laws of any such state. Groundfloor Common Stock is subject to a Common Stock Voting Agreement. See the section titled “Securities Being Offered” in the Offering Circular.

Incorporation by Reference of Offering Circular

The Offering Circular, including this Offering Circular Amendment No. 1, is part of an offering statement (File No. 024-10758) that we filed with the Securities and Exchange Commission (the “Commission”). We hereby incorporate by reference into this Offering Circular Amendment No. 1 all of the information contained in Part II of the Offering Circular. Please note that any statement that we make in this Offering Circular Amendment No. 1 (or have made in the Offering Circular) will be modified or superseded by any inconsistent statement made by us in a subsequent offering circular supplement or post-qualification amendment.

The Offering Circular is amended as follows:

FINANCIAL STATEMENTS

The financial statements of the Company and its subsidiaries starting on page F-1 of the Offering Circular is replaced in its entirety, as follows:

GROUNDFLOOR FINANCE INC.

AND SUBSIDIARIES

Consolidated Financial Statements

December 31, 2017 and 2016

F-1

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Table of Contents

December 31, 2017 and 2016

F-2

Independent Auditors’ Report

The Board of Directors

Groundfloor Finance Inc. and Subsidiaries

Atlanta, Georgia

We have audited the accompanying consolidated financial statements of Groundfloor Finance Inc. and Subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated statements of operations, stockholders’ (deficit) equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

F-3

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Groundfloor Finance Inc. and Subsidiaries as of December 31, 2017 and 2016, and the consolidated results of their operations and their cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

Uncertainty Regarding Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred losses and cash outflows from operations since its inception. Those conditions raise substantial doubt about its ability to continue as a going concern as of December 31, 2017. Management’s plans regarding those matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

Raleigh, North Carolina
March 1, 2018

F-4

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31,
	2017	2016
Assets
Current assets:
Cash	$1,354,170	$211,917
Loans to developers, net	18,899,485	12,694,297
Interest receivable on loans to developers	1,354,533	708,132
Other current assets	344,768	117,001
Total current assets	21,952,956	13,731,347
Property, equipment, software, website and intangible assets, net	481,047	399,807
Total assets	$22,434,003	$14,131,154
Liabilities and Stockholders’ (Deficit) Equity
Current liabilities:
Accounts payable and accrued expenses	$1,850,157	$943,295
Accrued interest on limited recourse obligations	1,133,008	649,318
Limited recourse obligations, net	15,925,524	8,612,328
Revolving credit facility	3,000,179	2,715,995
Convertible notes	2,050,000	-
Partner lender notes	-	522,098
Total current liabilities	23,958,868	13,443,034
Long-term notes payable	1,699,259	-
Other liabilities	-	12,000
Total liabilities	25,658,127	13,455,034
Stockholders’ (deficit) equity:
Common stock, no par, 5,000,000 shares authorized, 1,136,406 and 1,131,070 issued and outstanding	22,449	22,449
Series A convertible preferred stock, no par, 747,385 shares designated, 747,373 shares issued and outstanding (liquidation preference of $4,999,925)	4,962,435	4,962,435
Series seed convertible preferred stock, no par, 568,796 shares designated, issued and outstanding (liquidation preference of $2,960,583)	2,609,091	2,609,091
Additional paid-in capital	712,314	527,073
Accumulated deficit	(11,529,853)	(7,444,368)
Stock subscription receivable	(560)	(560)
Total stockholders’ (deficit) equity	(3,224,124)	676,120
Total liabilities and stockholders’ (deficit) equity	$22,434,003	$14,131,154

See accompanying notes to consolidated financial statements

F-5

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	Year Ended December 31,
	2017	2016
Non-interest revenue:
Origination fees	$871,771	$218,862
Loan servicing revenue	509,939	237,943
Total non-interest revenue	1,381,710	456,805
Net interest income:
Interest income	2,287,701	901,234
Interest expense	(1,921,693)	(842,419)
Net interest income	366,008	58,815
Net revenue	1,747,718	515,620
Cost of revenue	(251,431)	(131,753)
Gross profit	1,496,287	383,867
Operating expenses:
General and administrative	1,082,137	1,083,200
Sales and customer support	1,316,356	826,289
Development	678,844	590,396
Regulatory	457,844	596,687
Marketing and promotions	1,338,635	983,812
Total operating expenses	4,873,816	4,080,384
Loss from operations	(3,377,529)	(3,696,517)
Interest expense	707,956	43,695
Net loss	$(4,085,485)	$(3,740,212)

See accompanying notes to consolidated financial statements

F-6

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ (Deficit) Equity

	Series A		Series Seed							Total
	Convertible		Convertible				Additional		Stock	Stockholders’
	Preferred Stock		Preferred Stock		Common Stock		Paid-in	Accumulated	Subscription	(Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Receivable	Equity
Stockholders’ equity as of December 31, 2015	747,373	$4,962,435	568,796	$2,609,091	1,123,750	$17,173	$422,423	$(3,704,156)	$(560)	$4,306,406
Exercise of stock options	-	-	-	-	7,320	-	29,207	-	-	29,207
Share-based compensation expense	-	-	-	-	-	5,276	75,443	-	-	80,719
Net loss	-	-	-	-	-	-	-	(3,740,212)	-	(3,740,212)
Stockholders’ equity as of December 31, 2016	747,373	$4,962,435	568,796	$2,609,091	1,131,070	$22,449	$527,073	$(7,444,368)	$(560)	$676,120
Exercise of stock options	-	-	-	-	5,336	-	5,178	-	-	5,178
Share-based compensation expense and warrants	-	-	-	-	-	-	180,063	-	-	180,063
Net loss	-	-	-	-	-	-	-	(4,085,485)	-	(4,085,485)
Stockholders’ deficit as of December 31, 2017	747,373	$4,962,435	568,796	$2,609,091	1,136,406	$22,449	$712,314	$(11,529,853)	$(560)	$(3,224,124)

See accompanying notes to consolidated financial statements

F-7

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2017	2016
Cash flows from operating activities
Net loss	$(4,085,485)	$(3,740,212)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	231,111	131,682
Share-based compensation and warrants	160,063	80,719
Provision for loss on loans to developers	-	50,000
Noncash interest expense	69,676	7,250
Origination of loans held for sale	(3,151,503)	-
Proceeds from sales of loans held for sale	3,151,503	-
Changes in operating assets and liabilities:
Other current assets	7,058	13,457
Interest receivable on loans to developers	(689,160)	(640,615)
Accounts payable and accrued expenses	894,862	707,898
Accrued interest on limited recourse obligations	526,449	578,935
Net cash used in operating activities	(2,885,426)	(2,810,886)
Cash flows from investing activities
Loan payments to developers	(25,104,481)	(15,827,534)
Repayments of loans from developers	18,620,453	3,472,610
Purchases of property and equipment	(20,299)	(25,430)
Purchase of intangible assets	-	(30,000)
Payments of software and website development costs	(292,052)	(335,861)
Net cash used in investing activities	(6,796,379)	(12,746,215)
Cash flows from financing activities
Proceeds from limited recourse obligations and partner lender notes	28,032,146	12,167,949
Repayments of limited recourse obligations and partner lender notes	(21,197,033)	(3,467,896)
Payment of deferred financing costs	(65,000)	(43,500)
Borrowings from the revolving credit facility	23,876,708	4,872,370
Repayments on the revolving credit facility	(23,627,941)	(2,120,125)
Proceeds from issuance of convertible notes payable	2,050,000	-
Proceeds from issuance of long-term note payable	2,000,000	-
Repayments of long-term note payable	(250,000)	-
Exercise of stock options	5,178	29,207
Net cash provided by financing activities	10,824,058	11,438,005
Net increase (decrease) in cash	1,142,253	(4,119,096)
Cash as of beginning of the period	211,917	4,331,013
Cash as of end of the period	$1,354,170	$211,917
Supplemental cash flow disclosures:
Cash paid for interest	$509,908	$15,081
Supplemental disclosure of noncash investing and financing activities:
Loans to developers transferred to other real estate owned	$234,825	$-
Write-down (recovery) of loans to developers, net and limited recourse obligations, net	44,015	550,000
Write-down (recovery) of interest receivable on loans to developers and accrued interest on limited recourse obligations	42,759	-
Issued warrants in connection with the long-term note payable	20,000	-

See accompanying notes to consolidated financial statements

F-8

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 1:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

The terms "we," "our," or the "Company" refer to Groundfloor Finance Inc. and its subsidiaries. The Company was originally organized as a North Carolina limited liability company under the name of Fomentum Labs LLC on January 28, 2013. Fomentum Labs LLC changed their name to Groundfloor LLC on April 26, 2013, and converted into a North Carolina corporation on July 26, 2013. In connection with this conversion, all equity interests in Groundfloor LLC were converted into shares of GROUNDFLOOR Inc.’s common stock. In August 2014, GROUNDFLOOR Inc. converted into a Georgia corporation and changed their name to Groundfloor Finance Inc. The accounting effects of these conversions are reflected retrospectively in the Consolidated Financial Statements. Groundfloor Holdings GA, LLC is the holder of the Revolver, as defined in Note 7. Groundfloor Properties GA LLC was created for the purpose of financing real estate in Georgia. Groundfloor Real Estate 1 LLC was created for the purpose of financing real estate in nine states. Groundfloor Real Estate, LLC is currently inactive and management does not have plans to use this entity in the near future.

The Company has developed an online investment platform designed to crowdsource financing for real estate development projects (the “Projects”). With this online investment platform (the “Platform”), public investors (the “Investors”) are able to choose between multiple Projects, and real estate developers (the “Developers”) of the Projects are able to obtain financing. Groundfloor’s financing model replaces traditional sources of financing for Projects with the aggregation of capital from Investors using the internet.

Groundfloor formed Groundfloor Properties GA LLC (“Groundfloor GA”) in August 2013 for the purpose of issuing nonrecourse promissory notes (“Georgia Notes”) corresponding to commercial real estate loans entered into by Groundfloor GA to residents of Georgia. Groundfloor GA began offering these investment opportunities to residents of Georgia through the Platform in November 2013.

Following the qualification of the Company’s first offering statement on Form 1-A on August 31, 2015, the Company began a multistate offering of limited recourse obligations (“LROs”) to Investors corresponding to commercial loans for real estate development projects financed by the Company. The Company does not intend to issue any additional Georgia Notes.

The Company believes this method of real estate financing has many advantages including reduced Project origination costs, lower interest rates for Developers, and attractive returns for Investors.

Basis of Presentation and Liquidity

Our Consolidated Financial Statements include Groundfloor Finance Inc. and its wholly owned subsidiaries, Groundfloor Properties GA LLC; Groundfloor Real Estate, LLC; Groundfloor Holdings GA, LLC; and Groundfloor Real Estate 1, LLC (collectively the “Company” or “Groundfloor”). Intercompany transactions and balances have been eliminated upon consolidation.

The Company’s Consolidated Financial Statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business.

Operations since inception have consisted primarily of organizing the Company, developing the technology, and securing financing. The accompanying Consolidated Financial Statements have been prepared on a basis which assumes that the Company will continue as a going concern. The Company has incurred losses and cash outflows from operations since its inception. The ultimate success of the Company is dependent on management’s ability to develop and market its products and services at levels sufficient to generate operating revenues in excess of expenses.

F-9

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 1:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Management evaluated the condition of the Company and has determined that until such sales levels can be achieved, management will need to secure additional capital to continue growing working capital and fund product development and operations.

Management intends to raise additional debt or equity financing to grow working capital and fund operations. Management believes the Company will obtain additional funding from current and new Investors in order to sustain operations. However, there are no assurances that the Company can be successful in obtaining the additional capital or that such financing will be on terms favorable or acceptable to the Company.

On February 20, 2018, the Company closed on approximately $2,200,000 in equity financing, see Note 14, “Subsequent Events.”

There is substantial doubt that the Company will continue as a going concern for at least 12 months following the date these Consolidated Financial Statements are issued, without additional financing based on the Company’s limited operating history and recurring operating losses.

The Consolidated Financial Statements do not include any adjustments that might result from the outcome of the uncertainties described in the Consolidated Financial Statements. In addition, the Consolidated Financial Statements do not include any adjustments relating to the recoverability and classification of assets nor the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Use of Estimates

The preparation of Consolidated Financial Statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Revenue primarily results from fees earned on the loans to the Developers (the “Loans”). Fees include “Origination fees” and “Loan servicing revenue” which are paid by the Developers.

Origination Fees

“Origination fees” are paid by the Developers for the work performed to facilitate the Loans. The amount to be charged is a percentage based upon the terms of the Loan, including grade, rate, term, and other factors. Origination fees range from 1.0% to 4.5% of the principal amount of a Loan. The origination fee is paid when the Loan is issued to the Developer and deducted from the gross proceeds distributed. A Loan is considered issued when the funds are transferred to the Developer’s account, which occurs through an Electronic Funds Transfer (“EFT”).

The origination fees are recognized as revenue ratably over the term of the Loan, while direct costs to originate Loans are recorded as expenses as incurred.

Servicing Fees

The Developers pay a servicing fee on the Loan at maturity. Servicing fees are generally 1.5% of the principal amount of a Loan. The servicing fee compensates the Company for costs incurred during servicing of the related Loan, including managing payments from Developers, payments to Investors, and maintaining Investors’ account portfolios.

The servicing fees are recognized ratably over the term of the Loan and are recorded in “Loan servicing revenue”, while direct costs to service Loans are recorded as expenses as incurred.

F-10

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 1:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Whole Loan Sales

Under loan sale agreements, the Company sells all of its right, title, and interest in certain loans. At the time of such sales, the Company simultaneously enters into loan servicing agreements under which it acquires the right to service the loans. The Company calculates a gain or loss on the whole loan sale, based on the net proceeds from the whole loan sale, minus the net investment in the loans being sold. All origination fees incurred in the origination process are recognized directly to Consolidated Statements of Operations and recorded to “Origination fees”.

Interest Income on Loans to Developers and Interest Expense on Limited Recourse Obligations

The Company recognizes “Interest income” on Loans and “Interest expense” on the corresponding Investor Georgia Notes (if issued by Groundfloor GA) or LROs (if issued by Groundfloor Finance Inc.) using the accrual method based on the stated interest rate to the extent the Company believes it to be collectable. For the purposes of these Consolidated Financial Statements, “Limited recourse obligations, net” refers to both Georgia Notes and LROs. Georgia Notes are securities that the Company has issued through its previously registered Georgia-exclusive securities offering, which has since been terminated. LROs are the Company’s currently registered securities. Both Georgia Notes and LROs represent similar obligations to the Company.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company had no cash equivalents as of December 31, 2017 and 2016. From time to time, the Company could maintain cash deposits in excess of federally insured limits. The Company believes credit risk related to its cash and cash equivalents to be minimal.

Each investor’s escrow account receives Federal Deposit Insurance Corporation (“FDIC”) insurance coverage on cash balances subject to normal FDIC coverage rules. Investor funds, whether committed through a LRO or held in escrow, are not included as a part of the Company’s cash balance.

Loans to Developers and Limited Recourse Obligations

“Loans to developers, net” and the corresponding “Limited recourse obligations, net”, used to fund the Loans are originally recorded at outstanding principal. The interest rate associated with a Loan is the same as the interest rate associated with the corresponding Georgia Notes or LROs.

The Company’s obligation to pay principal and interest on a Georgia Note or LRO is equal to the pro rata portion of the total principal and interest payments collected from the corresponding Loan. The Company obtains a lien against the property being financed and attempts reasonable collection efforts upon the default of a Loan. The Company is not responsible for repaying “Limited recourse obligations, net” associated with uncollectable “Loans to developers, net”. Amounts collected related to a Loan default are returned to the Investors based on their pro rata portion of the corresponding Georgia Notes or LROs, if applicable, less collection costs incurred by the Company.

The Investors may remit funds through the Company’s online portal prior to the actual Loan being closed. These funds are held in an escrow account controlled by a major bank and are not recognized as a LRO until the Loan is closed and funds are transferred to the Developer, which occurs through an EFT transaction. Each Investor escrow account receives FDIC insurance coverage on cash balances subject to normal FDIC coverage rules.

The Loan and corresponding LROs are recorded on the Company’s Consolidated Balance Sheets to “Loans to developers, net” and “Limited recourse obligations, net”, respectively, once the Loan has closed. Loans are considered closed after the promissory note for that Loan has been signed and the security interest has been perfected.

F-11

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 1:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Nonaccrual and Past Due Loans

“Interest income” is accrued on the outstanding principal balance. The accrual of interest on “Loans to developers, net” and corresponding “Limited recourse obligations, net” is discontinued when, in management’s opinion, the borrower may be unable to make payments as they become due, unless the Loan is well secured and in the process of collection. “Interest income” and “Interest expense” on the “Loans to developers, net” and the corresponding “Limited recourse obligations, net” are discontinued and placed on nonaccrual status at the time the Loan is 90 days delinquent unless the Loan is well secured and in process of collection. The “Loans to developers, net” and corresponding “Limited recourse obligations, net” are charged off to the extent principal or interest is deemed uncollectible. Non-accrual Loans and Loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. All interest accrued, but not collected for “Loans to developers, net” and “Limited recourse obligations, net” that are placed on nonaccrual or charged off, is reversed against “Interest income” and the corresponding LROs recorded “Interest expense”.

Interest income collected on nonaccrual Loans is applied against principal until the Loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Impaired Loans

Loans are considered impaired when, based on current information and events, it is probable the Company will be unable to collect all amounts due in accordance with the original contractual terms of the loan agreements. Impaired Loans include Loans on nonaccrual status. When determining if the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement, the Company considers the borrower’s capacity to pay, which includes such factors as the borrower’s current financial position, an analysis of global cash flow sufficient to pay all debt obligations and an evaluation of secondary sources of repayment, such as collateral value and guarantor support. The Company individually assesses for impairment all nonaccrual Loans and all Loans in fundamental default. If a Loan is deemed impaired, a specific valuation allowance is allocated, if necessary, so that the Loan is reported net, at the present value of estimated future cash flows using the Loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Interest payments on impaired loans are typically applied to principal unless collectability of the principal amount is reasonably assured, in which case interest is recognized on a cash basis.

Allowance for Uncollectable Loans and Undeliverable Limited Recourse Obligations

Payments to holders of Georgia Notes or LROs, as applicable, depend on the payments received on the corresponding Loans; a reduction or increase of the expected future payments on Loans will decrease or increase the reserve for the associated Georgia Notes or LROs. The Company recognizes a reserve for uncollectable Loans and corresponding reserve for undeliverable Georgia Notes or LROs in an amount equal to the estimated probable losses net of recoveries. The allowance is based on management’s estimates and analysis of historical bad debt experience, existing economic conditions, current loan aging schedules, and expected future write-offs, as well as an assessment of specific, identifiable Developer accounts considered at risk or uncollectible. Expected losses and actual charge-offs on Loans are offset to the extent that the Loans are financed by Georgia Notes or LROs, as applicable, that effectively absorb the related Loan losses.

“Loans to developers, net” are presented net of a reserve for doubtful accounts of $640,000 and $700,000 as of December 31, 2017 and 2016, respectively. “Limited recourse obligations, net” are presented net of a reserve for doubtful accounts of $590,000 and $650,000 as of December 31, 2017 and 2016, respectively. As of December 31, 2017 and 2016, $50,000 of the reserve for doubtful accounts is attributed to Loans funded directly by the Company, which have not been funded by Investors.

F-12

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 1:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Partner Lender Notes

Under loan agreements entered into with partner lenders, the Company partners with a third-party lender to fund Loans. These Loans are recorded at historical cost and the interest rate associated with a Loan is the same as the interest rate associated with the corresponding Partner Lender Note.

The Company’s obligation to pay principal and interest on a Partner Lender Note is equal to the pro rata portion of the total principal and interest payments collected from the corresponding Loan. The Company obtains a lien against the property being financed and attempts reasonable collection efforts upon the default of a Loan. The Company is not responsible for repaying the Partner Lender Note associated with uncollectable Loans. Amounts collected related to a Loan default are returned to the partner lender based on their pro rata portion of the corresponding Partner Lender Note, if applicable, less collection costs incurred by the Company.

The “Loan to developers, net” and corresponding “Partner lender notes” are recorded on the Company’s Consolidated Balance Sheets once the Loan has closed. Loans are considered closed after the Promissory Note for that Loan has been signed and the security interest has been perfected.

Other Real Estate Owned

Foreclosed assets acquired through or in lieu of loan foreclosure are held for sale and are initially recorded at fair value less estimated cost to sell. Any write-down to fair value at the time of transfer to foreclosed assets is charged to the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Costs of improvements are capitalized up to the fair value of the property, whereas costs relating to holding foreclosed assets and subsequent adjustments to the value are charged to operations.

Software and Website Development Costs

Internal use software and website development costs are capitalized when preliminary development efforts are successfully completed, it is probable that the project will be completed and the software will be used as intended. Internal use software and website development costs are amortized on a straight-line basis over the project’s estimated useful life, which is generally three years. Capitalized internal use software development costs consist of employee compensation and fees paid to third-party consultants who are directly involved in development efforts. Costs related to preliminary project activities and post implementation activities, including training and maintenance, are expensed as incurred. Costs incurred for upgrades and enhancements that are considered to be probable to result in additional functionality are capitalized. Development costs of the Company’s website incurred in the preliminary stages of development are expensed as incurred. Once preliminary development efforts are successfully completed, internal and external costs, if direct and incremental, are capitalized until the software is substantially complete and ready for its intended use.

Property and Equipment

Property and equipment consists of computer equipment, furniture and fixtures, and office equipment. Property and equipment is stated at historical cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are depreciated over the shorter of the life of the lease or the useful life of the improvements. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts, and any resulting gain or loss is credited or charged to income. Repairs and maintenance costs are expensed as incurred.

F-13

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 1:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Depreciation is computed using the following estimated useful lives:

Computer equipment	3 years
Software and website development costs	3 years
Office equipment	5 years
Furniture and fixtures	5 years

Impairment of Long-Lived Assets

Long-lived assets, such as computer equipment, office equipment, furniture and fixtures, intangible assets, and software and website development costs, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated future cash flows, an impairment charge is recognized for an amount by which the carrying amount of the asset exceeds the fair value of the asset.

Intangible Assets

Intangible assets consist of acquired domain names. The Company recognized $2,000 in amortization expense during the year ended December 31, 2017. The Company purchased intangible assets of $30,000 and recognized $1,500 in amortization expense during the year-end December 31, 2016. Intangible assets are being amortized over a 15-year period, their estimated useful lives, on a straight-line basis.

Deferred Revenue

Deferred revenue consists of origination fee payments received in advance of revenue recognized.

Advertising Costs

The cost of advertising is expensed as incurred and presented within “Marketing and promotions” expenses in the Consolidated Statements of Operations. The Company incurred $701,000 and $265,699 in advertising costs during the years ended December 31, 2017 and 2016, respectively.

Rent Expense

The cost of rent is expensed as incurred and presented within “General and administrative” expenses in the Consolidated Statements of Operations. The Company incurred $66,000 and $49,822 in rent expense for office facilities during the years ended December 31, 2017 and 2016, respectively.

Share-Based Compensation

The Company accounts for share-based compensation using the fair value method of accounting which requires all such compensation to employees and nonemployees, including the grant of employee stock options or warrants, to be recognized in the Consolidated Statements of Operations based on its fair value at the measurement date. The expense associated with share-based compensation is recognized on a straight-line basis over the service period of each award.

Income Taxes

Deferred tax assets and liabilities are determined based on the temporary differences between the Consolidated Financial Statements carrying amounts and the tax basis of assets and liabilities using the enacted tax rates in effect in the years in which the differences are expected to reverse. In estimating future tax consequences, all expected future events are considered other than enactment of changes in the tax law or rates.

F-14

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 1:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (concluded)

The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the Consolidated Financial Statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

The determination of recording or releasing income tax valuation allowance is made, in part, pursuant to an assessment performed by management regarding the likelihood that the Company will generate future taxable income against which benefits of its deferred tax assets may or may not be realized. This assessment requires management to exercise significant judgment and make estimates with respect to its ability to generate taxable income in future periods.

Reclassification

Certain amounts in the December 31, 2016, Consolidated Financial Statements have been reclassified to conform to the December 31, 2017, presentation. These reclassifications had no effect on the year ended December 31, 2016, net loss, or December 31, 2016, accumulated deficit.

NOTE 2:	RECENT ACCOUNTING PRONOUNCEMENTS

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which will be effective January 1, 2019, for the Company. The Company had the option to early adopt the ASU as of January 1, 2017. The guidance clarifies that revenue from contracts with customers should be recognized in a manner that depicts both the likelihood of payment and the timing of the related transfer of goods or performance of services. In March 2016, the FASB issued an amendment (ASU 2016-12, Revenue from Contracts with Customers: Principal versus Agent Considerations (Reporting Revenue Gross versus Net)) to the new revenue recognition guidance clarifying how to determine if an entity is a principal or agent in a transaction. In April (ASU 2016-10, Revenue from Contracts with Customers: Identifying Performance Obligations and Licensing) and May (ASU 2016-12, Revenue from Contracts with Customers: Scope Improvements and Practical Expedients) of 2016, the FASB further amended the guidance to include performance obligation identification, licensing implementation, collectability assessment and other presentation and transition clarifications. The effective date and transition requirements for the amendments is the same as for ASU 2014-09. The Company is in its preliminary scoping phase to determine the revenue streams that are in the scope of these updates. The Company is currently evaluating the impact of this accounting standard update on its Consolidated Financial Statements.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Overall (Subtopic: 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”), which will be effective for the Company on January 1, 2019. The amendment changes the accounting for equity investments, changes disclosure requirements related to instruments at amortized cost and fair value, and clarifies how entities should evaluate deferred tax assets for securities classified as available for sale. Affected entities should apply the amendments by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. The Company is evaluating the impact that ASU 2016-01 will have on its Consolidated Financial Statements.

In March 2016, the FASB issued ASU 2016-06, Derivatives and Hedging – Contingent Put and Call Options in Debt Instruments (“ASU 2016-06”), which the Company has adopted as of December 31, 2017. The guidance clarifies the requirements for assessing whether contingent call (put) options that can accelerate the payment of principal on debt instruments are clearly and closely related to their debt hosts. An entity performing the assessment under the amendment is required to assess the embedded call (put) options solely in accordance with the four-step decision sequence. The adoption of this amendment did not have a material effect on our Consolidated Financial Statements.

F-15

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 2:	RECENT ACCOUNTING PRONOUNCEMENTS (concluded)

In March 2016, the FASB issued ASU 2016-09, Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting ("ASU 2016-09"). Several aspects of the accounting for share-based payment award transactions are simplified, including: (a) income tax consequences; (b) classification of awards as either equity or liabilities; (c) forfeitures; and (d) classification on the Consolidated Statements of Cash Flows. The amendments are effective for nonpublic companies for annual periods beginning after December 15, 2017, and interim periods within those annual periods. Early adoption is permitted for any interim or annual period. The Company adopted this guidance in the year ended December 31, 2017. The adoption of this standard did not have a material impact on the Company’s Consolidated Financial Statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 significantly changes how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The standard will replace the current incurred loss approach with an expected loss model, referred to as the current expected credit loss (“CECL”) model. The new standard will apply to financial assets subject to credit losses and measured at amortized cost and certain off-balance-sheet credit exposures, which include, but are not limited to, loans, leases, held-to-maturity securities, loan commitments and financial guarantees. ASU 2016-13 simplifies the accounting for purchased credit-impaired debt securities and loans and expands the disclosure requirements regarding an entity’s assumptions, models, and methods for estimating the allowance for loan and lease losses. In addition, entities will need to disclose the amortized cost balance for each class of financial asset by credit quality indicator, disaggregated by the year of origination. ASU 2016-13 is effective for interim and annual reporting periods beginning after December 15, 2020. Early adoption is permitted for interim and annual reporting periods beginning after December 15, 2018. Upon adoption, ASU 2016-13 provides for a modified retrospective transition by means of a cumulative-effect adjustment to equity as of the beginning of the period in which the guidance is effective. The Company is currently evaluating the impact this standard will have on the Company’s Consolidated Financial Statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows – Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”) and in November 2016 issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU 2016-18”). The ASUs will be effective January 1, 2018, and amend the existing accounting standards for the statement of cash flows. The amendments provide guidance on the following nine cash flow issues: debt prepayment or debt extinguishment costs; settlement of zero-coupon or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing; contingent consideration payments made after a business combination; proceeds from the settlement of insurance claims; proceeds from the settlement of corporate-owned life insurance policies; distributions received from equity method investees; beneficial interests in securitization transactions; separately identifiable cash flows and application of the predominance principle; and restricted cash. Early adoption is permitted, including adoption in an interim period. The Company is evaluating the impact that these standards will have on the Consolidated Statements of Cash Flows. However, the impact will depend on the facts and circumstances at the time of adoption of the new standards.

In May 2017, the FASB issued ASU 2017-09 Stock Compensation (Topic 718) – Scope of Modification Accounting (“ASU 2017-09”), which the Company has adopted as of December 31, 2017. Under the new guidance, modification accounting is required only if the fair value, the vesting conditions, or the classification of the award (as equity or liability) changes as a result of the change in terms or conditions. The adoption of this amendment did not have a material effect on our Consolidated Financial Statements.

NOTE 3:	LOANS TO DEVELOPERS, NET

The Company provides financing to borrowers for real estate-related loans. Real estate loans include loans for unoccupied single family or multifamily renovations costing between $20,000 and $2,000,000 over six months to a year.

F-16

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 3:	LOANS TO DEVELOPERS, NET (continued)

The following table presents the carrying amount of “Loans to developers, net” by letter grade and performance state as of December 31, 2017 and 2016, respectively:

	Current	Workout	Fundamental Default	Total
Loan grades:
A	$1,833,134	$24,240	$-	$1,857,374
B	3,835,133	514,180	54,986	4,404,299
C	8,072,685	1,519,531	230,188	9,822,404
D	2,192,073	906,191	357,144	3,455,408
E	-	-	-	-
F	-	-	-	-
G	-	-	-	-
Carrying amount as of December 31, 2017	$15,933,025	$2,964,142	$642,318	$19,539,485

	Current	Workout	Fundamental Default	Total
Loan grades:
A	$774,624	$28,373	$-	$802,997
B	3,830,104	42,383	-	3,872,487
C	5,818,536	450,454	-	6,268,990
D	1,626,923	758,000	-	2,384,923
E	-	-	-	-
F	-	64,900	-	64,900
G	-	-	-	-
Carrying amount as of December 31, 2016	$12,050,187	$1,344,110	$-	$13,394,297

Nonaccrual and Past Due Loans

A Loan is placed on nonaccrual status when, in management’s judgment, the collection of the interest income appears doubtful. “Interest receivable on loans to developers” that has been accrued and is subsequently determined to have doubtful collectability is charged to “Interest income” and the corresponding “Accrued interest on limited recourse obligations” that has been accrued and is subsequently determined to have doubtful collectability is charged to “Interest expense”. Interest income on Loans that are classified as nonaccrual is subsequently applied to principal until the Loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. Past due Loans are loans whose principal or interest is past due 30 days or more. As of December 31, 2017, the Company placed Loans of $2,140,000 recorded to “Loans to developers, net” on nonaccrual status.

F-17

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 3:	LOANS TO DEVELOPERS, NET (continued)

The following table presents an analysis of past due Loans as of December 31, 2017 and 2016:

	Carrying Amount	Allowance for Loan Losses	Total
Aging schedule:
Current	$15,753,075	$57,000	$15,696,075
Less than 90 days past due	2,292,122	59,000	2,233,122
More than 90 days past due	1,494,288	524,000	970,288
Total as of December 31, 2017	$19,539,485	$640,000	$18,899,485

	Carrying Amount	Allowance for Loan Losses	Total
Aging schedule:
Current	$12,112,615	$251,000	$11,861,615
Less than 90 days past due	478,608	22,000	456,608
More than 90 days past due	803,074	427,000	376,074
Total as of December 31, 2016	$13,394,297	$700,000	$12,694,297

Impaired Loans

The following is a summary of information pertaining to impaired loans as of December 31, 2017:

Balance
Nonaccrual loans	$1,500,000
Fundamental default not included above	640,000
Total impaired loans	2,140,000

Interest income recognized on impaired loans	$262,438

The following table presents an analysis of information pertaining to impaired loans as of December 31, 2017:

Balance
Principal loan balance	$2,423,540

Recorded investment with no allowance	640,000
Recorded investment with allowance	1,500,000
Total recorded investment	$2,140,000

Related allowance	640,000
Average recorded investment	$153,000

As of December 31, 2016 there were no impaired Loans.

F-18

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 3:	LOANS TO DEVELOPERS, NET (continued)

Credit Quality Monitoring

The Company uses three performance states to better monitor the credit quality of outstanding loans. Outstanding loans are characterized as follows:

Current - This status indicates that no events of default have occurred, all payment obligations have been met or none are yet triggered.

Workout - This status indicates there has been one or more payment defaults on the Loan and the Company has negotiated a modification of the original terms that does not amount to a fundamental default.

Fundamental Default - This status indicates a Loan has defaulted and there is a chance the Company will not be able to collect 100% of the principal amount of the Loan by the extended payment date of the corresponding Georgia Notes or LROs. The Company has commenced a formal foreclosure process to secure the real estate property.

The following table presents “Loans to developers, net” by performance state as of December 31, 2017 and 2016:

	Carrying Amount	Allowance for Loan Losses	Loans to Developers, Net
Performance states:
Current	$15,933,025	$-	$15,933,025
Workout	2,964,142	330,000	2,634,142
Fundamental default	642,318	310,000	332,318
Total as of December 31, 2017	$19,539,485	$640,000	$18,899,485

	Carrying Amount	Allowance for Loan Losses	Loans to Developers, Net
Performance states:
Current	$12,050,187	$-	$12,050,187
Workout	1,344,110	700,000	644,110
Fundamental default	-	-	-
Total as of December 31, 2016	$13,394,297	$700,000	$12,694,297

F-19

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 3:	LOANS TO DEVELOPERS, NET (concluded)

Allowance for Loan Losses

The following table details activity in the allowance for loan losses for the years ended December 31, 2017 and 2016:

Balance
Balance, December 31, 2016	$700,000
Allowance for loan loss	140,000
Loans charged off	(200,000)
Outstanding as of December 31, 2017	$640,000
Period-end amount allocated to:
Loans individually evaluated for impairment	$310,000
Loans collectively evaluated for impairment	330,000
Balance, December 31, 2017	$640,000
Loans:
Individually evaluated for impairment	$640,000
Collectively evaluated for impairment	1,500,000
Balance, December 31, 2017	$2,140,000

Balance
Balance, December 31, 2015	$100,000
Allowance for loan loss	600,000
Outstanding as of December 31, 2016	$700,000
Period-end amount allocated to:
Loans individually evaluated for impairment	$-
Loans collectively evaluated for impairment	700,000
Balance, December 31, 2016	$700,000
Loans:
Individually evaluated for impairment	$-
Collectively evaluated for impairment	1,344,110
Balance, December 31, 2016	$1,344,110

F-20

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 4:	OTHER CURRENT ASSETS

“Other current assets” at December 31, 2017 and 2016 consists of the following:

	2017	2016
Other real estate owned (1)	$234,825	$-
Unbilled servicing revenue	72,026	96,836
Other	37,917	20,165
Other current assets	$344,768	$117,001

(1)	During the year-ended December 31, 2017 the Company transferred $234,825 from “Loans to developers, net” to “Other current assets”. Other real estate owned met the held for sale criteria and have been recorded at the lower of carrying amount or fair value less cost to sell. There was no impact to the Company’s Consolidated Statements of Operation from this transfer. The Company recorded a decrease of $104,015 to “Loans to developers, net” and an offsetting decrease to “Limited recourse obligations, net”.

NOTE 5:	PROPERTY, EQUIPMENT, SOFTWARE, WEBSITE AND INTANGIBLE ASSETS, NET

“Property, equipment, software, website development costs, and intangible assets, net” at December 31, 2017 and 2016 consists of the following:

	2017	2016
Software and website development costs	$817,893	$525,841
Less: accumulated amortization	(396,466)	(189,044)
Software and website development costs, net	$421,427	$336,797

	2017	2016
Computer equipment	$42,388	$31,669
Leasehold improvements	12,530	4,221
Furniture and fixtures	11,090	9,819
Office equipment	2,294	2,294
Property and equipment	68,302	48,003
Less: accumulated depreciation and amortization	(35,182)	(13,493)
Property and equipment, net	$33,120	$34,510

	2017	2016
Domain names	$30,000	$30,000
Less: accumulated amortization	(3,500)	(1,500)
Intangible assets, net	$26,500	$28,500

Depreciation and amortization expense on “Property, equipment, intangible assets, software, and website development costs, net” for the years ended December 31, 2017 and 2016 was $231,111 and $131,682, respectively.

NOTE 6:	ACCOUNTS PAYABLE AND ACCRUED EXPENSES

“Accounts payable and accrued expenses” at December 31, 2017 and 2016 consists of the following:

	2017	2016
Trade accounts payable	$834,785	$451,558
Deferred revenue	333,067	298,486
Accrued employee compensation	202,242	-
Accrued contractor compensation	184,569	171,887
Accrued interest expense	149,735	21,364
Other	145,759	-
Accounts payable and accrued expenses	$1,850,157	$943,295

F-21

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 7:	REVOLVING CREDIT FACILITY

On November 1, 2016, the Company’s wholly owned subsidiary, Groundfloor Holdings GA, LLC, as borrower, entered into a revolving credit facility (the “Revolver”) with Revolver Capital, LLC. The credit agreement provided for revolving loans up to a maximum aggregate principal amount of $1,500,000. The Revolver will be used for bridge funding of underlying loans pending approval from the United States Securities and Exchange Commission (“SEC”).

On November 11, 2016, the Company entered into a First Amendment to the Credit Agreement (the “First Amendment”) which amended the existing Revolver dated November 1, 2016, among Groundfloor Holdings GA, LLC, as borrower, and Revolver Capital, LLC, as lender. The First Amendment amended the Revolver to increase the Revolving Credit Commitments thereunder from $1,500,000 to $2,500,000. The other terms of the credit facility remain unchanged.

On December 21, 2016, the Company entered into a Second Amendment to the Credit Agreement (the “Second Amendment”) which amended the existing Revolver dated November 1, 2016, among Groundfloor Holdings GA, LLC, as borrower, and Revolver Capital, LLC, as lender. The Second Amendment amended the Revolver to increase the Revolving Credit Commitments thereunder from $2,500,000 to $3,500,000. The other terms of the credit facility remain unchanged.

On April 7, 2017, the Company entered into a Third Amendment to the Credit Agreement (the “Third Amendment”) which amended the existing credit agreement dated November 1, 2016, among Groundfloor Holdings GA, LLC, as borrower, and Revolver Capital, LLC, as lender. The Third Amendment amended the credit agreement to increase the Revolving Credit Commitments thereunder from $3,500,000 to $4,500,000. In connection with the Third Amendment the Company paid a $10,000 commitment fee, which is capitalized and amortized over a twelve month period. The other terms of the credit facility remain unchanged.

In October 2017, the Revolver maturity date was extended to October 31, 2018. The Company has the option to request and the lender may, in its sole discretion, elect to extend the maturity date.

As of December 31, 2017, the Company had $1,498,988 of available borrowings and $3,001,012 outstanding under the Revolver as presented within Revolving credit facility on the Consolidated Balance Sheets. As of December 31, 2017 and 2016, the Company reflected $833 and $36,250, respectively, of deferred financing costs related to the Revolver as a reduction to the Revolving credit facility in the Consolidated Balance Sheets. Amortization of these costs was $45,000 and $6,250 for the year ended December 31, 2017 and 2016. Accrued interest on the Revolver, presented within “Accounts payable and accrued expenses” in our Consolidated Balance Sheets, was $34,032 and $21,364 at December 31, 2017 and 2016, respectively.

The Revolver contains certain affirmative and negative covenants, including financial and other reporting requirements. The Company is in compliance with all such covenants at December 31, 2017.

NOTE 8:	CONVERTIBLE NOTES

From March 2017 to May 2017, the Company issued subordinated convertible notes (the “Subordinated Convertible Notes”) to Investors for total proceeds of $825,000. The Subordinated Convertible Notes bear interest at the rate of 8% per annum. The outstanding principal and all accrued but unpaid interest is due and payable on the earlier of September 24, 2018, or the consummation of a sale of the Company by consolidation, merger, change of majority ownership, or sale or other disposition of all or substantially all of the assets of the Company (the “Maturity Date”). In the event of a closing of a preferred stock financing with gross proceeds of at least $8,000,000 (“Qualified Preferred Financing”) prior to the Maturity Date, the outstanding principal and all accrued but unpaid interest may be converted into shares of preferred stock issued in the financing at a price per share equal to 75% of the price per share of the Qualified Preferred Financing. In the event of a closing of a common stock financing with gross proceeds of at least $3,000,000 (“Qualified Common Financing”) prior to the Maturity Date, the outstanding principal and all accrued but unpaid interest may be converted into shares of common stock issued in the financing at a price per share equal to 90% of the price per share of the Qualified Common Financing. The indebtedness represented by the Subordinated Convertible Notes is subordinated in all respects to the principal of (and premium, if any), unpaid interest on and amounts reimbursable, fees, expenses, costs of enforcement, and other amounts due in connection with the Revolver and the Note.

F-22

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 8:	CONVERTIBLE NOTES (concluded)

On October 27, 2017, the amended and restated subordinated convertible note agreement and the note amendment agreement amended the subordinated convertible note purchase agreement dated March 24, 2017, and Subordinated Convertible Notes issued thereunder (as amended, the “Restated Subordinated Convertible Notes”), respectively. Pursuant to the Restated Subordinated Convertible Notes, the outstanding principal and all accrued but unpaid interest is due and payable on the earlier of September 30, 2019, or the consummation of a sale of the Company by consolidation, merger, change of majority ownership, or sale or other disposition of all or substantially all of the assets of the Company (the “New Maturity Date”). The interest rate of 8% per annum remained unchanged.

From October 2017 to December 2017, the Company issued Restated Subordinated Convertible Notes to Investors for total proceeds of $1,225,000. The outstanding principal and all accrued but unpaid interest is due and payable on the New Maturity Date. In the event of a closing of a Qualified Financing prior to the New Maturity Date, the outstanding principal and all accrued but unpaid interest would become automatically converted into shares of stock issued in the financing at a price per share equal to 75% of the price per share of the financing. The indebtedness represented by the Restated Subordinated Notes is subordinated in all respects to the principal of (and premium, if any), unpaid interest on and amounts reimbursable, fees, expenses, costs of enforcement, and other amounts due in connection with the Revolver and the Note.

Accrued interest on the Restated Subordinated Convertible Notes, presented within “Accounts payable and accrued expenses” in our Consolidated Balance Sheets, was $52,592 at December 31, 2017.

NOTE 9:	LONG-TERM NOTES PAYABLE

On January 11, 2017, the Company entered into a promissory note and security agreement (the “Note”) for a principal sum of $1,000,000. We paid an origination fee of $10,000 concurrently with the funding of the principal of the Note. We subsequently entered into an amendment to the Note extending the payment schedule for a $5,000 amendment fee, a second amendment increasing the principal amount outstanding to $2,000,000 for a $30,000 amendment fee and a third amendment further extending the repayment schedule among other terms described below for a $10,000 amendment fee. The amendment fees were deferred and amortized over the life of the Note.

The Note incurs interest at a rate of 8.0% per annum from January 11, 2017 until September 30, 2017, and 14.0% per annum from October 1, 2017, until payment in full of the Note, in each case calculated on the basis of a 360-day year for the actual number of days elapsed. The Note must be repaid as follows: (i) $250,000, plus accrued but unpaid interest thereon, was due and payable on June 30, 2017; (ii) $250,000, plus any accrued but unpaid interest thereon, is due and payable on March 31, 2019; (iii) $500,000, plus any accrued but unpaid interest thereon, is due and payable on June 30, 2019; (iv) $500,000, plus any accrued but unpaid interest thereon, is due and payable on September 30, 2019; and (v) any remaining outstanding principal amount, plus any remaining accrued but unpaid interest, is due and payable on December 31, 2019.

The Note includes certain financial covenants related to the Company’s quarterly financial results and operating capital. The Note is subject to customary event of default provisions. Upon the occurrence of any event of default, the interest rate under the Note shall increase by 7%. As collateral security for the Note, the Company granted first priority security interest in all of its assets, subject to certain exceptions. Among other things, the security interest specifically excludes (i) any assets serving as collateral for the Company’s Revolver; (ii) any Loans for which a series of LROs has been issued, regardless of whether such Loans and corresponding series of LROs have been originated and issued by the Company or one of its subsidiaries; and (iii) the equity interest in any subsidiary formed by the Company for the sole purpose of issuing Loans and corresponding series of LROs.

In connection with the third amendment to the Note, the Company agreed to issue a warrant for the purchase of shares of the Company’s common stock on the first day of each quarter commencing on October 1, 2017, until the Note is repaid in full for the purchase of the following number of shares: (i) for each quarter until and including the first quarter of 2019, 4,000 shares of common stock; (ii) for the second quarter of 2019, 3,500 shares of common stock; (iii) for the third quarter of 2019, 2,300 shares of common stock; and (iv) for the fourth quarter of 2019, 1,100 shares of common stock. The exercise price of the warrants issued on the Note in connection with the third amendment to the Note is $2.40.

F-23

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 9:	LONG-TERM NOTES PAYABLE (concluded)

As of December 31, 2017, the principal sum of $1,750,000 remains outstanding and is presented in “Long-term notes payable” on the Company’s Consolidated Balance Sheets net of deferred financing fees of $30,741 and debt discount of $20,000, amortizable over the amended term of the Note. Amortization of these costs was $24,676 for the year ended December 31, 2017.

Accrued interest on the Note, presented within “Accounts payable and accrued expenses” in our Consolidated Balance Sheets, was $63,111 at December 31, 2017.

The Note includes financial covenants that may trigger events of default or principal acceleration. The Company failed to comply with all the financial covenants during the year-end December 31, 2017. Prior to the filing date of the Consolidated Financial Statements, the Company secured a waiver to prevent a default event and principal acceleration.

Debt Maturities

As of December 31, 2017, the scheduled principal payments of long-term debt are as follows:

Balance
Years ending December 31,
2018	$-
2019	1,750,000
2020	-
2021	-
2022	-
Thereafter	-
$1,750,000

NOTE 10:	STOCKHOLDERS’ (Deficit) EQUITY

Capital Structure

Authorized Shares – As of December 31, 2017, the Company is authorized to issue 5,000,000 shares of no par value common stock and 1,316,181 shares of no par value preferred stock. The preferred stock has been designated as Series A Preferred Stock (the “Series A”), consisting of 747,385 shares, and Series Seed Preferred Stock (the “Series Seed”), consisting of 568,796 shares (collectively, “Preferred Stock”).

Preferred Stock Transactions

Series A

During 2015, the Company issued 709,812 shares of Series A to Investors for total proceeds of $4,748,705. In conjunction with the equity issuance, the Company converted all outstanding promissory notes payable and accrued interest totaling $251,295 into 37,561 shares of Series A.

Series Seed

During 2015 and 2014, the Company issued 201,146 and 91,259 shares, respectfully, to investors for total proceeds of $1,047,000 and $475,000. In conjunction with the equity issuance in 2014, the Company converted all outstanding convertible notes payable and accrued interest totaling $1,098,388 into 276,391 shares of Series Seed.

Voting - The holders of Preferred Stock are entitled to one vote for each share of common stock into which the preferred shares are convertible.

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GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 10:	STOCKHOLDERS’ (Deficit) EQUITY (concluded)

Liquidation - Upon any liquidation, dissolution, or winding up of the Company, the holders of Series A shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of common stock or Series Seed, an amount per share equal to the greater of: i) the Series A original issue price of $6.69 per share, plus any dividends declared but unpaid, and ii) such amount per share as would have been payable had all shares of Series A been converted into common stock immediately prior to such liquidation, dissolution, or winding up. If the available assets are insufficient to pay the holders of shares of Series A the full amount to which they shall be entitled, then all of the available assets shall be distributed to the holders of the Series A pro rata in accordance with their ownership thereof.

After payment in full of the Series A preference amount, the Series Seed stockholders are entitled to a liquidation preference equal to the greater of: i) the Series Seed original issue price of $5.205 per share, plus any dividends declared but unpaid, or ii) such amount per share as would have been payable had all shares of Series Seed been converted into common stock immediately prior to such liquidation, dissolution, or winding up. If the available assets are insufficient to pay the holders of shares of Series Seed the full amount to which they shall be entitled, then all of the available assets shall be distributed to the holders of the Series Seed pro rata in accordance with their ownership thereof. Any assets remaining after such preferential distribution shall be distributed to holders of the common stock.

Conversion - Shares of Preferred Stock are convertible into shares of common stock at the option of the holder at any time. The number of common stock shares for Preferred Stock can be determined by dividing the original issue price by the then-effective conversion price.

Mandatory Conversion - All outstanding shares of Preferred Stock shall automatically be converted into shares of common stock upon the closing of the sales of shares of common stock to the public, with gross proceeds to the Company of at least $30,000,000. All outstanding shares of Series A shall automatically be converted into shares of common stock by the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the then outstanding shares of Series A, voting as a single class. All outstanding shares of Series Seed shall automatically be converted into shares of common stock by the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the then outstanding shares of Series Seed, voting as a single class.

Dividends - All dividends shall be declared pro rata on the common stock and Preferred Stock on a pari passu basis according to the numbers of common stock held by such holders on an as converted basis.

NOTE 11:	STOCK OPTIONS & WARRANTS

Stock Options

In August 2013, the Company adopted the 2013 Stock Option Plan (the “Plan”). The Plan provides incentives to eligible employees, officers, and directors in the form of incentive stock options, non-qualified stock options and restricted stock awards. The Company reserved a total of 250,000 shares of common stock for issuance under the Plan as of December 31, 2017. Of these shares, 3,061 shares are available for future stock option grants as of December 31, 2017.

The Board of Directors has the authority to administer the Plan and determine, among other things, the interpretation of any provisions of the Plan, the eligible employees who are granted options, the number of options that may be granted, vesting schedules, and option exercise prices. The Company’s stock options have a contractual life not to exceed ten years. The Company issues new shares of common stock upon exercise of stock options.

Due to limited historical data, the Company estimates stock price volatility based on the actual volatility of comparable publicly traded companies over the expected life of the option. The expected term represents the average time that options that vest are expected to be outstanding. The expected term for options granted to non-employees is the contractual life. The risk-free rate is based on the United States Treasury yield curve for the expected life of the option.

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GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 11:	STOCK OPTIONS & WARRANTS (continued)

Management used the Black-Scholes-Merton option pricing model to determine the fair value of options issued during the years ended December 31, 2017 and 2016.

The assumptions used to calculate the fair value of stock options granted are as follows:

For the Year Ended December 31, 2017	Non- Employees	Employees
Estimated dividend yield	-%	-%
Expected stock price volatility	52.3%	50.0%
Risk-free interest rate	1.8%	2.0%
Expected life of options (in years)	10.0	5.9
Weighted-average fair value per share	$4.67	$4.48

For the Year Ended December 31, 2016	Non- Employees	Employees
Estimated dividend yield	-%	-%
Expected stock price volatility	51.2%	51.2%
Risk-free interest rate	2.3%	1.5%
Expected life of options (in years)	10.0	5.9
Weighted-average fair value per share	$1.51	$1.17

The following summarizes the stock option activity for the years ended December 31, 2017 and 2016:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding as of December 31, 2015	150,120	$1.61
Exercised	(7,320)	3.99
Terminated	(31,587)	2.41
Granted	62,250	2.40
Outstanding as of December 31, 2016	173,463	$1.64
Exercised	(5,336)	0.97
Terminated	(23,894)	2.40
Granted	90,050	2.40
Outstanding as of December 31, 2017	234,283	$1.88	7.6	$1,013,000
Exercisable as of December 31, 2017	158,993	1.67	7.0	$720,000
Expected to vest after December 31, 2017	75,290	2.31	9.1	$293,000

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GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 11:	STOCK OPTIONS & WARRANTS (concluded)

The following table summarizes certain information about all stock options outstanding as of December 31, 2017:

Exercise Price	Number of Options Outstanding	Weighted-Average Remaining Contractual Life (In Years)	Number of Options Exercisable
$0.67	64,000	6.0	61,857
1.87	51,857	7.6	45,940
2.40	108,426	9.4	41,196
3.99	10,000	6.8	10,000
	234,283		158,993

As of December 31, 2017, there was approximately $269,000 of total unrecognized compensation cost related to stock option arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 1.7 years. The total intrinsic value of stock option awards exercised was approximately $28,000 during the fiscal year ended December 31, 2017.

The Company recorded $42,308 and $51,000 in non-employee and $89,314 and $24,443 in employee share-based compensation expense during 2017 and 2016, respectively. In the year ended December 31, 2016, the Company recorded $5,276 of share-based compensation expense related to 7,875 shares of restricted common stock issued in exchange for services that vested in 2016.

Warrants

The Company issued 11,175 warrants during the year ended December 31, 2017, for the purchase of common stock. The warrants are exercisable immediately at $2.40 or $6.69 with a contractual term of ten years. The estimated fair value of the warrants was approximately $48,441 when issued. The fair value was calculated using the Black-Scholes-Morton pricing model with the following weighted-average assumptions yielding a weighted average fair value of $4.33: risk-free interest rate of 2.1%, expected life of ten years, dividend yields of 0% and volatility factor of 55.0%.

Of the warrants issued during the year ended December 31, 2017, 4,000 were issued in conjunction with the Note. The warrants were recorded for $20,000 as a debt discount to “Long-term notes payable” and corresponding increase in “Additional paid-in capital” and will be amortized to interest expense over the estimated term of the Note. The Company recognized share-based compensation expense of $28,441 during the year ended December 31, 2017.

None of the warrants have been exercised as of December 31, 2017.

NOTE 12:	INCOME TAXES

On December 22, 2017, the United States enacted new tax reform legislation which reduced the corporate tax rate to 21% effective for the tax year beginning January 1, 2018.  Under Accounting Standards Codification 740, the effects of new tax legislation are recognized in the period which includes the enactment date.  As a result, the deferred tax assets and liabilities existing on the enactment date must be revalued to reflect the rate at which these deferred balances will reverse.  The corresponding adjustment would generally affect the income tax expense (benefit) shown on the Consolidated Statements of Operations.  However, since the Company has a full valuation allowance applied against its deferred tax asset, there is no impact to the income tax expense for the year ended December 31, 2017.

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GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 12:	INCOME TAXES (concluded)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of the Company’s deferred income tax assets and liabilities as of December 31, 2017 and 2016, are as follows:

	2017	2016
Deferred income tax assets and liabilities:
Net operating loss carryforwards	$2,887,000	$2,718,000
Accrued expenses	101,000	42,000
Share-based compensation	45,000	61,000
Accrued interest	39,000	8,000
Research and development credit	25,000	-
Depreciation and amortization	(30,000)	(60,000)
Allowance on loans to developers	-	19,000
Valuation allowance	(3,067,000)	(2,788,000)
	$-	$-

The Company has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such asset. The valuation allowance increased by approximately $279,000 and $1,388,000, respectively, during the years ended December 31, 2017 and 2016.

As of December 31, 2017, the Company has federal and state net operating loss carryforwards of approximately $11,103,000 available to offset future federal and state taxable income, which begin to expire in 2033 and 2028. The Tax Reform Act of 1986 contains provisions which limit the ability to utilize the net operating loss carryforwards in the case of certain events, including significant changes in ownership interests. If the Company’s net operating loss carryforwards are limited, and the Company has taxable income which exceeds the permissible yearly net operating loss carryforwards, the Company would incur a federal income tax liability even though net operating loss carryforwards would be available in future years.

Income taxes computed at the statutory federal income tax rate are reconciled to the provision for income tax expense for 2017 and 2016 as follows:

	2017		2016
	Amount	% of Pre-Tax Earnings	Amount	% of Pre-Tax Earnings
Income tax expense (benefit) at statutory rate	$(1,389,000)	(34.0)%	$(1,272,000)	(34.0)%
Deferred tax impact of enacted tax rate and law changes	1,443,000	35.3%	-	-
State taxes (net of federal benefit)	(186,000)	(4.6)%	(171,000)	(4.6)%
Non-deductible expenses	(147,000)	2.6%	55,000	1.5%
Change in valuation allowance	279,000	0.7%	1,388,000	37.1%
Provision for income tax expense	$-	0.0%	$-	0.0%

The Company recognizes interest and penalties related to uncertain tax positions in the provision for income taxes. As of December 31, 2017 and 2016, the Company had no accrued interest related to uncertain tax positions.

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GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 13:	RELATED PARTY TRANSACTIONS

ISB Development Corp.

The Company’s Note holder, ISB Development Corp, is owned and operated by a director of the Company. In January 2017, the Company’s board of directors approved the execution of the promissory note and security agreement (the “Note”) and subsequent amendments. See Note 9 for further discussion and disclosure associated with the Note.

Del Oro Rock LLC

In August 2017, the Company launched its new whole loan sale program. In connection with the new program, the Company sold a Loan at par to Del Oro Rock LLC for $350,000. Del Oro Rock LLC is owned and operated by a member of management and stockholder of the Company.

In October 2017, the Company issued 7,550 warrants to Del Oro Rock LLC. The warrants were issued as a part of the Company’s Cornerstone Investor Program. A cornerstone investor is expected to participate in LROs at an agreed upon amount. The Company recorded $28,441 to “Additional paid-in capital” and share-based compensation expense during the year ended December 31, 2017.

NOTE 14:	SUBSEQUENT EVENTS

On February 12, 2018, the United States Securities and Exchange Commission issued a Notice of Qualification of the Company’s Offering Circular. The Company is offering up to 500,000 shares of Common Stock at $10 per share. The Company may issue up to 30,000 additional bonus shares of Common Stock pursuant to the terms outlined in the Company’s Offering Circular. As of February 20, 2018, the Company has closed on approximately $2,200,000 and may close up to $5,000,000.

Subsequent events were evaluated through March 1, 2018, the date the Consolidated Financial Statements were available to be issued.

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